Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 05-026	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802
For Immediate Release
Ken Dennard, Managing Partner
DRG&E / 713-529-6600

Hornbeck Offshore Announces Closing of the Private

Offering of Additional 6.125% Senior Notes due 2014

October 5, 2005 – Covington, Louisiana – Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that the Company has closed its private placement of an additional $75,000,000 aggregate principal amount of its 6.125% Senior Notes due 2014 (the “Additional Notes”) under its indenture dated as of November 23, 2004. The Additional Notes were priced at 99.25% of principal amount to yield 6.232%, have substantially the same terms as the original notes and are due in 2014.

The Company intends to use the proceeds from the sale of the Additional Notes, as well as the proceeds from its concurrent public offering of common stock, to partially fund the construction of new OSVs, ocean-going tugs and ocean-going, double-hulled tank barges and the retrofit or conversion of certain existing vessels, including MPSVs. In addition, the combined proceeds may be used in connection with possible future acquisitions and additional new vessel construction programs, as well as for general corporate purposes. Pending these uses, the Company will repay debt under its revolving credit facility, which may be reborrowed.

The Additional Notes have not been registered under the Securities Act or applicable state securities laws and the Additional Notes may not be offered or sold in the United States absent registration or available exemption from such registration requirements. This news release does not constitute an offer to sell or a solicitation of an offer to buy the Additional Notes.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico, Trinidad and other select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S.-flagged vessels primarily serving the energy industry.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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